Exhibit 99.1

1900 E. 9th Street Cleveland, Ohio 44114

NEWS RELEASE
PFGI Capital Corporation Confirms Cash Payment on
Preferred Stock and Announces Financial Results for the
Quarter Ended September 30, 2006
Cleveland, October 18, 2006 — PFGI Capital Corporation announced that a cash payment will be paid on November 17, 2006 on its Series A Preferred (NYSE: PFGIP.PK) and Series B Preferred. The distributions, accruing from August 18, 2006 through November 17, 2006, are payable to holders of record on November 1, 2006, at a rate of $.484375 per Series A Preferred stock and $1.25 per Series B Preferred stock.
PFGI Capital Corporation also announced financial results for the quarter and year-to-date periods ended September 30, 2006. Net income was $4.9 million for the three months ended September 30, 2006, compared to $4.7 million for the three months ended September 30, 2005. Total interest income was $5.1 million for the three months ended September 30, 2006 compared to $4.7 million for the three months ended September 30, 2005. Non-interest expenses, including loan servicing and management fees, totaled $.2 million in both periods.
For the nine months ended September 30, 2006, net income was $14.4 million, up from $14.2 million for the same period a year ago. Total interest income was $14.9 million for the first nine months of 2006 compared to $14.5 million last year. Non-interest expense was $.6 million and $.7 million for the nine month ended September 30, 2006 and 2005, respectively.
At September 30, 2006, there were no nonperforming assets or impaired loans, loan participations totaled $274.5 million, and the reserve for loan participation losses was $.4 million. At September 30, 2006, total assets and stockholders’ equity were both $281.5 million.
About PFGI Capital Corporation
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.
About National City Corporation
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Indiana, Illinois, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.

For further information, please contact National City Corporation’s Investor Relations:
Jennifer Hammarlund	216-222-9849
Jill Hennessey	216-222-9253